                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*



                       InVision Technologies, Inc.
------------------------------------------------------------------------------
                            (Name of Issuer)


                 Common Stock, par value $0.001 per share
------------------------------------------------------------------------------
                      (Title of Class of Securities)

                              461851 10 7
------------------------------------------------------------------------------
                             (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages
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                                    SCHEDULE 13G

CUSIP NO. 461851 10 7                                        Page 1 of 2 Pages

-------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   HARAX Holdings, S.A.
-------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  / /
                                                              (b)  /x/
-------------------------------------------------------------------------------
 3          SEC USE ONLY

-------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

                   Luxembourg
-------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER             2,601,584
     SHARES        ------------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER           0
    OWNED BY       ------------------------------------------------------------
    REPORTING      7   SOLE DISPOSITIVE POWER        2,601,584
   PERSON WITH     ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER      0
-------------------------------------------------------------------------------
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,601,584
-------------------------------------------------------------------------------
 10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

-------------------------------------------------------------------------------
 11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   21.9%
-------------------------------------------------------------------------------
 12           TYPE OF REPORTING PERSON

              OO (Corporation)
-------------------------------------------------------------------------------

                              Page 2 of 8 Pages

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                                SCHEDULE 13G

CUSIP NO. 461851 10 7                                        Page 2 of 2 Pages

-------------------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Eugenio Rendo
-------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  / /
                                                                (b)  /x/

-------------------------------------------------------------------------------
 3            SEC USE ONLY

-------------------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

                   Italy
-------------------------------------------------------------------------------
    NUMBER OF      5   SOLE VOTING POWER             2,601,584
     SHARES        ------------------------------------------------------------
  BENEFICIALLY     6   SHARED VOTING POWER           0
    OWNED BY       ------------------------------------------------------------
    REPORTING      7   SOLE DISPOSITIVE POWER        2,601,584
   PERSON WITH     ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER      0
-------------------------------------------------------------------------------
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,601,584
-------------------------------------------------------------------------------
 10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES
-------------------------------------------------------------------------------
 11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   21.9%
-------------------------------------------------------------------------------
 12           TYPE OF REPORTING PERSON

                   IN
-------------------------------------------------------------------------------


                              Page 3 of 8 Pages
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                                 SCHEDULE 13G
ITEM 1.

     (a)  NAME OF ISSUER:

          InVision Technologies, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

          7151 Gateway Blvd.
          Newark, CA 94560

ITEM 2.

     (a)  NAME OF PERSON FILING:

          HARAX Holdings, S.A.
          Eugenio Rendo

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE,
          RESIDENCE:

          (i)  The address of HARAX Holdings, S.A. is:

                      231, Val des Bon Malades
                      Luxembourg-Kirchberg, Luxembourg L-2121

          (ii) The address of Eugenio Rendo is:

                      Via de Notaris No. 3, Pairoli
                      Rome, Italy 00161

     (c)  CITIZENSHIP:

          HARAX Holdings, S.A.     Luxembourg
          Eugenio Rendo            Italy

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.001 per share

     (e)  CUSIP NUMBER:

          461851 10 7


                              Page 4 of 8 Pages
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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
          CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4.   OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED:

     Eugenio Rendo is the beneficial owner of 2,601,584 shares of Common Stock of InVision Technologies, Inc. which are held in the name of HARAX Holdings, S.A. Mr. Rendo is the controlling stockholder of HARAX Holdings, S.A.

     (b)  PERCENT OF CLASS:

          HARAX Holdings, S.A.     21.9%
          Eugenio Rendo            21.9%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)     sole power to vote or direct the vote

                      HARAX Holdings, S.A.     2,601,584 shares
                      Eugenio Rendo            2,601,584 shares

          (ii)    shared power to vote or to direct the vote

                      HARAX Holdings, S.A.     0
                      Eugenio Rendo            0

          (iii)   sole power to dispose or to direct the disposition of

                      HARAX Holdings, S.A.     2,601,584 shares
                      Eugenio Rendo            2,601,584 shares

          (iv)    shared power to dispose or to direct the disposition of

                      HARAX Holdings, S.A.     0
                      Eugenio Rendo            0


                              Page 5 of 8 Pages
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ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

               Not Applicable

EXHIBIT A:     JOINT FILING STATEMENT


                              Page 6 of 8 Pages
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                                  SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

HARAX HOLDINGS, S.A.

By:  /s/ Curtis P. DiSibio                     /s/ Curtis P. DiSibio
   ---------------------------------------  -----------------------------------
Name:  Curtis P. DiSibio, Attorney-in-fact  Curtis P. DiSibio, Attorney-in-fact


                              Page 7 of 8 Pages
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                                  EXHIBIT A

                            JOINT FILING STATEMENT



     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 12, 1998

                                       HARAX HOLDINGS, S.A.



                                       By:  /s/ Curtis P. DiSibio
                                          -----------------------------------
                                          Curtis P. DiSibio, Attorney-in-fact



                                            /s/ Curtis P. DiSibio
                                          -----------------------------------
                                          Curtis P. DiSibio, Attorney-in-fact


                              Page 8 of 8 Pages